EXHIBIT 10.63
[EMPL_NAME]
Employee ID: [EMPLID]
Grant Number: [GRANT_ID]
APPLIED MATERIALS, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT
NOTICE OF GRANT
Applied Materials, Inc. (the “Company”) hereby grants you, [EMPL_NAME] (the “Employee”), an Option under the Company’s Employee Stock Incentive Plan (the “Plan”) to purchase shares of common stock of the Company (the “Option”). The date of this Non-Qualified Stock Option Agreement (the “Agreement”) is [GRANT_DT] (the “Grant Date”). The terms used and not defined in this Agreement have the meaning set forth in the Plan. Subject to the provisions of the Terms and Conditions of the Non-Qualified Stock Option Grant (the “Terms and Conditions”), which constitute part of this Agreement and of the Plan, the principal features of this Option are as follows:

Maximum Number of Shares Purchasable with this	Exercise Price per Share:
Option: [MAX_SHARES]	US[PRICE]
Vesting of Option: Please refer to the UBS One Source website for the vesting schedule related to this Option grant (click on the specific grant under the tab labeled “Grants/Awards/Units”) or its successor, as well as the Terms and Conditions.*

*	Except as otherwise provided in the Terms and Conditions, on any scheduled vesting date, vesting actually will occur only if the Employee has been continuously employed by the Company or one of its Affiliates from the Grant Date through the scheduled vesting date.
Expiration Date of Option: In general, the latest date this Option will terminate is (a) [EXPR_DT], provided that [EXPR_DT] is a day on which the Nasdaq U.S. stock trading market is open for trading (a “Nasdaq trading day”) or (b) if [EXPR_DT] is not a Nasdaq trading day, then the Nasdaq trading day immediately preceding [EXPR_DT] (the “Expiration Date”). However, this Option may terminate earlier than the Expiration Date, as set forth immediately below and in the Terms and Conditions.

Event Triggering Option Termination:	Maximum Time to Exercise After Triggering Event**

Termination of Service (except as shown below)	30 days

Termination of Service due to Retirement (Age 65 or age 60 or over, with at least 10 Years of Service)	1 year

Termination of Service due to Death	1 year (6 months for Employees in France)

**  This Option may not be exercised after the Expiration Date (except in certain cases of the death of the Employee). In addition, the maximum time to exercise this Option may be further limited by the Company where required by applicable law.
For Employees employed in Belgium on the Grant Date: Depending on when you formally accept the Option, the taxable event for the Option will be either on the Grant Date or the date of exercise of the Option, if any. If you accept the Option during the 60-day period following your receipt of the Option information, you will be taxed as of the Grant Date. If you accept the Option after the 60-day period following your receipt of the Option information, you will be taxed on the exercise date, if any. To obtain the deferred taxable event (i.e., at exercise), you must accept the

Option as described below after the 60-day period following receipt of the Option information has passed.
For Employees employed in China, Indonesia, Italy, and Korea on the Exercise Date: Your Option only may be exercised through a “cashless exercise” (also known as a “same-day-sale” or “immediate sale”).
For Employees employed in France on the Grant Date: Your Option is granted under a tax-qualified plan. Certain restrictions apply to the Option. Except in the event of your death, the Shares acquired upon any exercise of the Option may not be sold or transferred until the expiration of the holding period provided by article 163 bis C of the French Tax Code, which is currently four years after the Grant Date.
For Employees employed in Israel on the Grant Date: Your Option is granted under a tax-qualified plan, called a Section 102 capital gains tax route plan. Information regarding the Section 102 capital gains tax route plan and related forms will be provided to you by your manager. In order to qualify for favorable tax treatment, the Shares acquired upon any exercise of your Option generally must not be sold until the expiration of the holding period provided by Section 102 of the Israel Income Tax Ordinance [New Version], 1961 (“Section 102”), which is currently two years from the Grant Date. Your acceptance of this Option, if done timely, will also indicate your acceptance of the capital gains tax route under Section 102, as more specifically set forth below. Further, upon receipt of the Shares issued upon any exercise of this Option grant, you authorize and direct UBS Financial Services, Inc. (“UBS”) to transfer to the Section 102 Trustee (as described below) all net proceeds of cash or Shares resulting from any transaction involving this Option grant and to share information about your UBS brokerage account pursuant to the terms of the UBS Letter of Authorization as more specifically set forth below.
For Employees employed in the United Kingdom (U.K.) on the Grant Date: As a condition to your acceptance of this Option, you agree to sign an election under which you will be obligated to pay all National Insurance Contributions (“NICs”) that may become due on any gains realized upon exercise of the Option (with certain exceptions). The NICs include the “primary” NIC payable by an employee as well as the “secondary” NIC payable by the employer in the absence of any election (referred to as the Secondary Contributions under paragraph 3B(4) of Schedule 1 to the Social Security Contributions and Benefits Act of 1992).

IMPORTANT:
IT IS YOUR RESPONSIBILITY TO EXERCISE THIS OPTION, IF VESTED, BEFORE IT
OTHERWISE TERMINATES.
Your electronic signature below indicates your agreement and understanding that this Option is subject to all of the rules and other provisions contained in the Terms and Conditions to this Agreement and the Plan. For example, important additional information on vesting and termination of this Option is contained in Paragraphs 1 through 5 of the Terms and Conditions. PLEASE BE SURE TO READ ALL OF THE TERMS AND CONDITIONS, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS OPTION, INCLUDING INFORMATION CONCERNING CANCELLATION AND TERMINATION OF THIS OPTION. CLICK HERE TO READ THE TERMS AND CONDITIONS.
By clicking the “ACCEPT” button below, you agree that:
“This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”
For Employees in Israel: By clicking the “ACCEPT” button below, you agree to all the provisions of this electronic contract and the Declaration of Employee as set forth below:

“This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement. Further, I have read and accept the terms and conditions of the Trust Deed executed between the Company and the Plan Trustee under Section 102 of the Israeli Income Tax ordinance [New Version], 1961 (“Section 102”). I declare that I am familiar with the provisions of Section 102 and the Capital Gains Route under Section 102. I undertake not to sell or transfer from the Trustee any Shares or any rights issued in respect of such Shares prior to the lapse of the requisite period under the Capital Gains Route of Section 102 unless I pay all taxes, which may arise in connection with such sale and/or transfer.”
Upon receipt of the Shares issued upon exercise of this Grant, you also agree to the following Letter of Authorization:
“I authorize and direct UBS Financial Services Inc. (“UBS”) to transfer to Tamir Fishman (the “Section 102 Trustee”), or its designee, as soon as practicable after settlement all net proceeds of cash or shares resulting from any transactions involving Stock Options pursuant to the following bank wire and depository trust company instructions for such transfers to the Section 102 Trustee:

Bank Wire Instructions:
Bank Name	[WIRE INSTRUCTIONS INFORMATION]
Branch	[WIRE INSTRUCTIONS INFORMATION]
Account Name	[WIRE INSTRUCTIONS INFORMATION]
Account Number	[WIRE INSTRUCTIONS INFORMATION]
SWIFT	[WIRE INSTRUCTIONS INFORMATION]
Bank Address	[WIRE INSTRUCTIONS INFORMATION]

Depository Trust Company Instructions:
Bank Name	[WIRE INSTRUCTIONS INFORMATION]
DTC Number	[WIRE INSTRUCTIONS INFORMATION]
Account Name	[WIRE INSTRUCTIONS INFORMATION]
Account Number	[WIRE INSTRUCTIONS INFORMATION]
F/F/C	[WIRE INSTRUCTIONS INFORMATION]
Bank Address	[WIRE INSTRUCTIONS INFORMATION]
I further authorize UBS to share information about me and about transactions in my account with Applied Materials, Inc., its subsidiaries and the Section 102 Trustee as may be reasonably necessary for Applied Materials, Inc., its subsidiaries and the Section 102 Trustee to meet tax withholding and reporting obligations and otherwise to administer the trust agreement(s) between Applied Materials, Inc. and the Section 102 Trustee.
I authorize Applied Materials, Inc. to provide a copy of this Letter of Authorization to UBS and the Section 102 Trustee. This Letter of Authorization supersedes any earlier Letter of Authorization that I have provided to UBS concerning the transfer of proceeds.”
[VIEW_ACCEPT_STATEMENT]

Please be sure to print and retain a copy of your electronically signed Agreement (although the electronic version will be available for you to access at any time). You may obtain a paper copy at any time and at the Company’s expense by requesting one from Stock Programs (see Paragraph 13 of the Terms and Conditions). If you prefer not to electronically sign this Agreement, you may accept this Option by signing a paper copy of the Agreement and delivering it to Stock Programs.
For Employees in Israel: If you prefer not to electronically sign this Agreement, or do not wish to elect to receive preferential Section 102 capital gains tax treatment, please see your local Human Resources representative to obtain a paper copy of this Agreement and indicate your acceptance of the Option and your acceptance or rejection of Section 102’s provisions. Note: Failure to timely accept Section 102’s provisions will automatically result in a rejection of such preferential tax treatment. Please see your Human Resources representative for details.

TERMS AND CONDITIONS OF
NONQUALIFIED STOCK OPTION GRANT
1. Vesting Schedule. Except as provided in Paragraphs 2, 3, and 5 below, this Option is scheduled to become exercisable (vest) as to the number of Shares, and on the dates shown, in accordance with the vesting schedule set forth on the UBS One Source website (click on the specific grant under the tab labeled “Grants/Awards/Units”) or its successor (the “Vesting Schedule”). However, on any such scheduled vesting date, vesting actually will occur only if the Employee has been continuously employed by the Company or an Affiliate from the Grant Date until the scheduled vesting date (except to the limited extent provided in Paragraphs 3 and 5 below).
2. Modifications to Vesting Schedule. In the event that the Employee takes a personal leave of absence (“PLOA”), the Shares subject to this Option that are scheduled to become exercisable shall be modified as follows:
          (a) if the duration of the Employee’s PLOA is six (6) months or less, the Vesting Schedule shall not be affected by the Employee’s PLOA.
          (b) if the duration of the Employee’s PLOA is greater than six (6) months but not more than twelve (12) months, the scheduled exercisability of any Shares subject to this Option that are not then exercisable shall be deferred for a period of time equal to the duration of the Employee’s PLOA less six (6) months.
          (c) if the duration of the Employee’s PLOA is greater than twelve (12) months, any Shares subject to this Option that are not then exercisable immediately will terminate.
          (d) Examples.
               (i) Example 1. Assume Shares subject to the Option are scheduled to vest on January 1, 2010. On May 1, 2009, Employee begins a 6-month PLOA. Such Shares still will be scheduled to vest on January 1, 2010.
               (ii) Example 2. Assume Shares subject to the Option are scheduled to vest on January 1, 2010. On May 1, 2009, Employee begins a 9-month PLOA. The Shares subject to the Option that are scheduled to vest after November 2, 2009 will be modified (November 2, 2009 is the date on which Employee’s PLOA exceeds 6 months). Such Shares now will be scheduled to vest on April 1, 2010 (or 3 months after the originally scheduled date).
               (iii) Example 3. Assume Shares subject to the Option are scheduled to vest on January 1, 2010. On May 1, 2009, Employee begins a 13-month PLOA. Such Shares will terminate on May 2, 2010 (which is the date on which Employee’s PLOA exceeds 12 months).
     In general, a PLOA does not include any legally required leave of absence. The duration of the Employee’s PLOA, if any, will be determined over a rolling twelve (12) month measurement period. Shares subject to this Option that are scheduled to vest during the first six (6) months of the Employee’s PLOA will continue to vest as scheduled. However, Shares subject to this Option that are scheduled to vest after the first six (6) months of the Employee’s PLOA will be deferred or terminated depending on the length of the Employee’s PLOA. The Employee’s right to exercise all Shares subject to this Option that remain unexercisable shall be modified as soon as the duration of the Employee’s PLOA exceeds six (6) months.
3. Accelerated Vesting upon Retirement of Employee. In the event that the Employee is age sixty (60) or over and completes at least ten (10) Years of Service and then incurs a Termination of Service due to Retirement, the right to exercise all or a portion of any Shares subject to this Option that remain unexercisable immediately prior to such Retirement shall vest on the date on which the Retirement occurs as follows:
          (a) if the Employee has less than fifteen (15) Years of Service as of the date of his or her Retirement, fifty percent (50%) of the Shares that otherwise would have vested during the twelve (12) months immediately following the Retirement (had the Employee remained an Employee throughout such twelve (12) month period) shall vest on the Retirement date;

          (b) if the Employee has at least fifteen (15) (but less than twenty (20)) Years of Service as of the date of the Retirement, one hundred percent (100%) of the Shares that otherwise would have vested during the twelve (12) months immediately following the Retirement (had the Employee remained an Employee throughout such twelve (12) month period) shall vest on the Retirement date;
          (c) if the Employee has at least twenty (20) (but less than twenty-five (25)) Years of Service as of the date of the Retirement, (i) one hundred percent (100%) of the Shares that otherwise would have vested during the twelve (12) months immediately following the Retirement (had the Employee remained an Employee throughout such twelve (12) month period) shall accrue on the Retirement date, and (ii) fifty percent (50%) of the Shares that otherwise would have vested during the second twelve (12) months following the Retirement (had the Employee remained an Employee throughout such second twelve (12) month period) shall vest on the Retirement date; and
          (d) if the Employee has at least twenty-five (25) Years of Service as of the date of the Retirement, one hundred percent (100%) of the Shares that otherwise would have vested during the twenty-four (24) months immediately following the Retirement (had the Employee remained an Employee throughout such twenty-four (24) month period) shall vest on the Retirement date.
     “Retirement” and “Years of Service” are defined in the Plan. In general, “Retirement” means a Termination of Service by an Employee after he or she is at least age sixty (60) and has completed at least ten (10) Years of Service, and for purposes of this Agreement also means a Termination of Service by an Employee on or after the date he or she turns age sixty-five (65). In general, “Years of Service” means full years of employment since the Employee’s last hire date with the Company or an Affiliate (but giving credit for prior service under the non-401(k) Plan principles of the Company’s U.S. Human Resources Policy No. 2-06, or any successor thereto). In the event that any applicable law limits the Committee’s ability to provide accelerated vesting upon the Employee’s Retirement, this Paragraph 3 shall be limited to the extent required to comply with applicable law. Notwithstanding any contrary provision of this Agreement, if the Employee is subject to Hong Kong’s ORSO provisions, this Paragraph 3 shall not apply to this Option.
4. Termination of Option. In the event of the Employee’s Termination of Service for any reason other than Retirement or death, the Employee may, within thirty (30) days after the date of the Termination, or prior to the Expiration Date, whichever shall first occur, exercise any vested but unexercised portion of this Option. However, in the event the date that is thirty (30) days after the date of the Termination of Service is not a Nasdaq trading day, the Employee may exercise the vested but unexercised portion of this Option only until the Nasdaq trading day immediately preceding such date or prior to the Expiration Date, whichever shall first occur. In the event of the Employee’s Termination of Service due to Retirement, the Employee may, within one (1) year after the date of such Termination, or prior to the Expiration Date, whichever shall first occur, exercise any vested but unexercised portion of this Option. However, in the event the date that is one (1) year after the date of the Termination of Service due to Retirement is not a Nasdaq trading day, the Employee may exercise the vested but unexercised portion of this Option only until the Nasdaq trading day immediately preceding such date or prior to the Expiration Date, whichever shall first occur. Upon the Employee’s Termination of Service, any unvested portion of this Option (after applying the rules of Paragraphs 3 and 5) shall immediately terminate.
5. Death of Employee. In the event that the Employee incurs a Termination of Service due to his or her death, the right to exercise one hundred percent (100%) of the Shares subject to this Option shall vest on the date of the Employee’s death. In the event that the Employee incurs a Termination of Service due to his or her death or in the event the Employee dies after incurring a Termination of Service but before any vested portion of this Option terminates in accordance with Paragraph 4 above, the administrator or executor of the Employee’s estate, may, within one (1) year after the date of the Employee’s death, exercise any vested but unexercised portion of this Option. However, in the event the date that is one (1) year after the date of a death described in the preceding sentence is not a Nasdaq trading day, the administrator or executor of the Employee’s estate may exercise the vested but unexercised portion of this Option only until the Nasdaq trading day immediately preceding such date. Notwithstanding any contrary provision of this Agreement, if the Employee is a resident of France and the Employee incurs a Termination of Service due to his or her death or in the event the Employee dies after incurring a Termination of Service but before any vested portion of this Option terminates in accordance with Paragraph 4 above, the administrator or executor of the Employee’s estate, may, within six (6) months after the date of the Employee’s death, exercise any vested but unexercised portion of this Option; however, if the date that is six (6) months after the date of such a death is not a Nasdaq trading day, the administrator or executor of the Employee’s estate may exercise the vested but unexercised portion of this Option only until the Nasdaq trading day immediately preceding such date. Any transferee under this Paragraph 5 must furnish the Company in such form or manner as the Company may designate (a) written notice of his or her status as a transferee, (b) evidence satisfactory to the Company to establish the validity of the transfer of this Option and compliance with any applicable law pertaining to the transfer, and (c) written acceptance of the terms and conditions of this Option as set forth in this Agreement. In the event that any applicable law limits the Committee’s ability to accelerate the vesting of this Option or to extend the exercise period of this Option, this Paragraph 5 shall be limited to the extent required to comply with applicable law. Notwithstanding any contrary provision of this Agreement, if the Employee is subject to Hong Kong’s ORSO provisions, the first sentence of this Paragraph 5 (relating to accelerated vesting upon death) shall not apply to this Option.
6. Persons Eligible to Exercise Option. Except as provided in Paragraph 5 above or as otherwise determined by the Committee in its discretion, this Option shall be exercisable during the Employee’s lifetime only by the Employee.
7. Option is Not Transferable. Except as provided in Paragraph 5 above or in the Plan, this Option and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Option, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Option and the rights and privileges conferred hereby immediately shall become null and void.
8. Exercise of Option. This Option may be exercised by the person then entitled to do so as to any Shares which may then be purchased by (a) giving notice in such form or manner as the Company may designate, (b) providing full payment of the Exercise Price and any applicable fees and required Tax Obligations (as defined in Paragraph 11 below), and (c) giving satisfactory assurances in the form or manner requested by the Company that the Shares to be purchased upon the exercise of this Option are being purchased for investment and not with a view to the distribution thereof. Exercise of this option will be permitted only in the form and manner specified by the Company’s Stock Programs department in Santa Clara, California (or such successor as the Company may later designate) from time to time. This Option may be exercised only on Nasdaq trading days. However, if Nasdaq is scheduled to be open for trading on a particular day but does not so open or closes substantially early due to an unforeseen event (for example, a natural or man-made catastrophic event), as determined by the Committee, and that day otherwise would be the last day this Option is exercisable, the Option shall remain exercisable through the next Nasdaq trading day. If the Employee receives a hardship withdrawal from his or her account (if any) under the Company’s Employee Savings and Retirement Plan (the “401(k) Plan”), this Option may not be exercised during the six (6) month period following the hardship withdrawal (unless the Company determines that such exercise would not jeopardize the tax-qualification of the 401(k) Plan).
9. Cashless Exercise Required. If the Committee determines that a cashless exercise of this Option is necessary or advisable, any Shares to be acquired pursuant to the exercise of the Option shall be sold immediately upon exercise and the Employee shall receive the proceeds from the sale, less the Exercise Price and any applicable fees and required Tax Obligations (as defined in Paragraph 11 below).
10. Conditions to Exercise. Except as provided in Paragraph 9 above or as otherwise required as a matter of law, the Exercise Price for this Option may be paid in one (1) (or a combination of two (2) or more) of the following forms:
          (a) Personal check, a cashier’s check or a money order.

          (b) Irrevocable directions to a securities broker approved by the Company to sell all or part of the Shares subject to the Option and to deliver to the Company from the sale proceeds an amount sufficient to pay the Exercise Price and any applicable fees and required Tax Obligations (as defined in Paragraph 11 below). (The balance of the sale proceeds, if any, will be delivered to Employee.)
          (c) Irrevocable directions to a securities broker or lender approved by the Company to pledge all or part of the Shares subject to the Option as security for a loan and to deliver to the Company from the loan proceeds an amount sufficient to pay the Exercise Price and any applicable fees and required Tax Obligations (as defined in Paragraph 11 below).
11. Tax Withholding and Payment Obligations. Before the delivery of any Shares or cash pursuant to the exercise of this Option or at such earlier time as the Tax Obligations (as defined below) are due, the Employee acknowledges and agrees that the Company shall have the power and the right to deduct or withhold, or require the Employee to remit to the Company, an amount sufficient to satisfy all Tax Obligations. “Tax Obligations” for this purpose means all taxes and social insurance liability obligations and other requirements in connection with this Option, including, without limitation, (a) all federal, state and local income, employment and any other applicable taxes that are required to be withheld by the Company (or the employing Affiliate), (b) the Employee’s and, to the extent required by the Company (or the employing Affiliate), the Company’s (or the employing Affiliate’s) fringe benefit tax liability, if any, associated with the grant, vesting or exercise of the Option or the sale or other transfer of Shares acquired pursuant to the exercise of the Option, and (c) all other taxes or social insurance liabilities with respect to which the Employee has agreed to bear responsibility.
     The Employee agrees as a condition of the grant of this Option to make arrangements satisfactory to the Company to enable it to satisfy all withholding or remitting requirements related to any and all Tax Obligations. The Employee authorizes the Company (or the employing Affiliate) to withhold all applicable Tax Obligations from the Employee’s wages. Furthermore, the Employee agrees to pay the Company (or the employing Affiliate) any amount of Tax Obligations the Company (or the employing Affiliate) may be required to withhold or with respect to which the Employee has agreed to bear as a result of the Employee’s participation in the Plan that cannot be satisfied by deduction from the Employee’s wages or other amounts payable to the Employee. All Tax Obligations related to this Option grant are the sole responsibility of the Employee and the Employee acknowledges that he or she may not exercise this Option unless all Tax Obligations are satisfied. Further, the Employee shall be bound by any additional withholding requirements included in the Notice of Grant of this Agreement.
12. Suspension of Exercisability. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of Shares upon any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of the purchase of Shares hereunder, this Option may not be exercised, in whole or in part, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company. The Company shall make reasonable efforts to meet the requirements of any applicable law or securities exchange and to obtain any required consent or approval of any governmental authority.
13. Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of Stock Programs, at Applied Materials, Inc., 2881 Scott Blvd., M/S 2023, P.O. Box 58039, Santa Clara, CA 95050, U.S.A. or at such other address as the Company may hereafter designate in writing.
14. No Rights of Stockholder. Neither the Employee (nor any transferee) shall be or have any of the rights or privileges of a stockholder of the Company in respect of any of the Shares issuable pursuant to the exercise of this Option, unless and until certificates representing such Shares (which may be in book entry form), shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee (or transferee) (including through electronic delivery to a brokerage account). Nothing in the Plan or this Agreement shall create an obligation on the part of the Company to repurchase any Shares purchased hereunder.
15. No Effect on Employment. Subject to any employment contract with the Employee, the terms of the Employee’s employment with the Company and its Affiliates shall be determined from time to time by the Company or the Affiliate employing the Employee (as the case may be), and the Company or the Affiliate employing the Employee, as the case may be, shall have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause (subject to the provisions of applicable law). The transactions contemplated hereunder and the Option’s Vesting Schedule do not constitute any express or implied promise of continued employment for any period of time. A leave of absence or an interruption in service (including an interruption during military service) authorized or acknowledged by the Company or the Affiliate employing the Employee, as the case may be, will not be deemed a Termination of Service for purposes of this Agreement.
16. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Terms used and not defined in this Agreement shall have the meaning set forth in the Plan. This Option is not an incentive stock option as defined in Section 422 of the U.S. Internal Revenue Code. The Company may, in its discretion, issue newly issued Shares or treasury Shares pursuant to this Option.
17. Maximum Term of Option. Except as provided in Paragraph 5 above, this Option is not exercisable after the Expiration Date.
18. Binding Agreement. Subject to the limitation on the transferability of this Option contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
19. Committee Authority. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. The Committee may delegate certain of its authority and powers with respect to the Plan and this Agreement in accordance with the terms of the Plan. All actions taken and all interpretations and determinations made by the Committee or its delegates in good faith shall be final and binding upon the Employee, the Company and all other interested persons, and shall be given the maximum deference permitted by law. The Committee and its delegates shall not be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
20. Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of this Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws. The Employee’s sale or other transfer of the Shares may be subject to any market blackout period that may be imposed by the Company and must comply with the Company’s insider trading policies and any other applicable securities laws.
21. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
22. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.
23. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company.
24. Amendment, Suspension, Termination. By accepting this Option, the Employee expressly warrants that he or she has received an Option to purchase Shares under the Plan as set forth in this Agreement, and has received, read and understood a description of the Plan. The Employee understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time in accordance with the terms of the Plan.

25. Labor Law. By accepting this Option, the Employee acknowledges that: (a) the grant of this Option is a one-time benefit which does not create any contractual or other right to receive any future grants of stock options or other awards, or any benefits in lieu of such awards; (b) all determinations with respect to any future grants, including, but not limited to, the times when any awards shall be granted, the number of Shares subject to any awards, the Exercise Price or purchase price of any awards, and the time or times when any awards shall be exercisable or vested, will be at the sole discretion of the Committee; (c) the Employee’s participation in the Plan is voluntary; (d) the value of this Option is an extraordinary item of compensation which is outside the scope of the Employee’s employment contract, if any; (e) this Option is not part of the Employee’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or any similar payments; (f) the vesting of this Option shall cease upon the Employee’s termination of employment for any reason except as may otherwise be explicitly provided in the Plan or this Agreement; (g) the future value of the underlying Shares is unknown and cannot be predicted with any certainty; (h) if the underlying Shares do not increase in value during term of this Option, the Option will have no value; (i) this Option has been granted to the Employee in the Employee’s status as an employee of the Company or its Affiliate; (j) any claims resulting from this Option shall be enforceable, if at all, solely against the Company; and (k) there shall be no additional obligations for any Affiliate employing the Employee as a result of this Option.
26. Disclosure of Employee Information. By accepting this Option, the Employee consents to the collection, use and transfer of personal data as described in this Paragraph. The Employee understands that the Company and its Affiliates hold certain personal information about him or her, including his or her name, home address and telephone number, date of birth, social security or identity number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all stock options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the purpose of managing and administering the Plan (collectively, “Data”).
The Employee further understands that the Company and/or its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of his or her participation in the Plan, and that the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Employee understands that these recipients may be located in the European Economic Area, or elsewhere, such as in the U.S. or Asia.
The Employee authorizes the Company to receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer to a broker or other third party with whom he or she may elect to deposit any Shares acquired upon exercise of this Option of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on his or her behalf. The Employee understands that he or she may, at any time, view the Data, require any necessary amendments to the Data or withdraw the consent herein in writing by contacting the Human Resources department and/or the Stock Programs Administrator for the Company and/or its applicable Affiliates.
27. Notice of Governing Law. This Option shall be governed by, and construed in accordance with, the laws of the State of California in the U.S.A. without regard to principles of conflict of laws.